Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 3rd QUARTER 2014 RESULTS

KAPALUA RESORT, Hawaii, November 12, 2014 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $0.7 million, or $(0.04) per share, for the third quarter of 2014, compared to a net loss of $1.6 million, or $(0.08) per share for the third quarter of 2013. The Company reported revenues of $2.7 million and $2.8 million during the third quarters of 2014 and 2013, respectively.

For the nine months ended September 30, 2014, the Company reported a net loss of $1.2 million, or $(0.07) per share, compared to a net loss of $2.5 million, or $(0.14) per share, for the nine months ended September 30, 2013. The Company reported revenues of $10.2 million and $8.0 million during the nine months ended September 30, 2014 and 2013, respectively.

In May 2014, the Company sold a 4-acre parcel and building that serves as the maintenance facility for the Kapalua Plantation Golf Course for $2.3 million. The sale resulted in a gain of $1.5 million.

In June 2013, the Company sold a 7-acre parcel that was the last of its former agricultural processing facilities in central Maui for $4.0 million. The sale resulted in a gain of $1.9 million.

As previously reported, on October 9, 2014, the Company sold an unimproved 244-acre parcel of former agricultural land located in West Maui, commonly known as Lipoa Point, to the State of Hawaii for $19.8 million. The sale resulted from a bill enacted by the State of Hawaii in June 2013, which provided for the purchase of Lipoa Point with the stipulation that the proceeds from the sale be designated for the benefit of the Company’s pension plans. The Lipoa Point property was previously pledged to the Pension Benefit Guaranty Corporation (“PBGC”) as security for the Company’s pension plans, which at September 30, 2014 were underfunded by $20.3 million.

Upon the closing of the Lipoa Point sale, the $19.8 million sale price, less closing costs of approximately $400,000, was transferred to the trustee of the Company’s pension plans and the mortgage on the property held by the PBGC was released. With the funding of the Company’s pension plans from the Lipoa Point sale, the Company does not expect to be required to make minimum contributions to its pension plans for the foreseeable future. Such contributions totaled $2.8 million and $2.1 million for 2014 and 2013, respectively.

The Lipoa Point sale resulted in a gain of approximately $19.3 million, which will be included in the Company’s operating results for the quarter ending December 31, 2014.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 3rd quarter 2014 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,
	2014	2013
	(in thousands except share amounts)
OPERATING REVENUES
Real estate
Commissions	$249	$206
Leasing	1,246	1,315
Utilities	924	1,010
Resort amenities and other	320	283
Total Operating Revenues	2,739	2,814

OPERATING COSTS AND EXPENSES
Real estate
Other	355	613
Leasing	547	726
Utilities	600	588
Resort amenities and other	219	193
General and administrative	558	740
Depreciation	573	581
Pension and other postretirement expense	10	222
Total Operating Costs and Expenses	2,862	3,663

Operating Loss	(123)	(849)
Interest expense, net	(598)	(641)
Loss from Continuing Operations, net of income taxes of $0	(721)	(1,490)
Loss from Discontinued Operations, net of income taxes of $0	(28)	(74)
NET LOSS	(749)	(1,564)
Pension, net of income taxes of $0	163	228
COMPREHENSIVE LOSS	$(586)	$(1,336)

NET LOSS PER COMMON SHARE
--BASIC AND DILUTED
Continuing Operations	$(0.04)	$(0.08)
Discontinued Operations	-	-
Net Loss	$(0.04)	$(0.08)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Nine Months Ended September 30,
	2014	2013
	(in thousands except share amounts)
OPERATING REVENUES
Real estate
Sales	$2,300	$-
Commissions	485	397
Leasing	3,967	3,838
Utilities	2,475	2,793
Resort amenities and other	990	971
Total Operating Revenues	10,217	7,999

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	835	-
Other	993	1,452
Leasing	1,683	2,115
Utilities	1,745	1,682
Resort amenities and other	690	499
General and administrative	1,640	2,159
Depreciation	1,744	1,955
Pension and other postretirement expense	292	666
Total Operating Costs and Expenses	9,622	10,528

Operating Income (Loss)	595	(2,529)
Interest expense, net	(1,667)	(1,841)
Loss from Continuing Operations, net of income taxes of $0	(1,072)	(4,370)
Income (Loss) from Discontinued Operations, net of income taxes of $0 and $116	(109)	1,822
NET LOSS	(1,181)	(2,548)
Pension, net of income taxes of $0	455	618
COMPREHENSIVE LOSS	$(726)	$(1,930)

NET LOSS PER COMMON SHARE
--BASIC AND DILUTED
Continuing Operations	$(0.06)	$(0.24)
Discontinued Operations	(0.01)	0.10
Net Loss	$(0.07)	$(0.14)